Amendment No. 1 to Asset Purchase Agreement (this "Amendment"), dated as of May 4, 2009, between UBS Financial Services Inc., a Delaware corporation ("Seller"), and Stifel, Nicolaus & Company, Incorporated, a Missouri corporation ("Buyer").

RECITALS

            Reference is hereby made to the Asset Purchase Agreement, dated as of March 23, 2009, between Seller and Buyer (the "Purchase Agreement").

Buyer and Seller wish to amend the Purchase Agreement to provide for the acquisition of additional branch offices of Seller and amend certain other provisions, exhibits and schedules of the Purchase Agreement.

AGREEMENT

The parties hereto hereby agree as follows:

1.                  Addition of Business Locations.

(a)        From and after the date of this Amendment, the branch offices identified on Appendix 1 to this Amendment (collectively, the "Additional Branch Offices") are hereby added as Business Locations for purposes of the Purchase Agreement.

(b)        By consequence of the addition of the Additional Branch Offices to the list of Business Locations, the existing Exhibit A to the Purchase Agreement is hereby replaced with the amended Exhibit A attached as Appendix 2 to this Amendment, effective from and after the date of this Amendment.

(c)        Buyer acknowledges that the Asset and Liability Statement does not and will not include assets and liabilities primarily or solely related to or located at the Additional Branch Offices.  Attached as Appendix 3 to this Amendment is an unaudited statement of the Assets and Assumed Liabilities primarily or solely related to or located at the Additional Branch Offices as of November 30, 2008, determined as if the Additional Branch Offices were Acquired Locations to be acquired at a single Closing (the "Additional Branch Asset and Liability Statement").  Buyer agrees that the Asset and Liability Statement shall not be deemed to be inaccurate, and the representations in Sections 5.3(a) and 5.3(c) of the Purchase Agreement shall not be deemed to be breached, by virtue of the exclusion from the Asset and Liability Statement of assets and liabilities primarily or solely related to or located at the Additional Branch Offices, or of notes and other exceptions related thereto. Without limiting the preceding sentence, Seller represents and warrants to Buyer that the representations and warranties in Section 5 of the Purchase Agreement (other than Sections 5.3(a) and 5.3(c)), in each case as qualified and limited by the Disclosure Schedule and giving effect to the addition and/or amendment of the exhibits and schedules to the Purchase Agreement as provided pursuant to this Amendment, remain true and correct in all material respects as of the date of this Amendment, giving effect to the addition of the Additional Branch Offices as provided herein.

(d)        Without limiting the second to last sentence of Section 1(c) above, the Additional Branch Asset and Liability Statement fairly presents, in all material respects, the Assets and Assumed Liabilities primarily or solely related to or located at the Additional Branch Offices as of November 30, 2008, determined as if all Additional Branch Offices were Acquired Locations to be acquired at a single Closing.  The Additional Branch Asset and Liability Statement has been (i) derived from the books of account and other financial records of the Business maintained by Seller, and (ii) prepared in accordance with relevant GAAP on a basis consistent with the principles historically applied by Seller in the preparation of statements of assets and liabilities related to the Business, except as expressly disclosed in the notes to the Additional Branch Asset and Liability Statement.

2.         Amendment of Other Exhibits and Schedules.  In connection with the addition of the Additional Branch Offices as additional Business Locations and other matters, from and after the date of this Amendment:

(a)        The existing Exhibit D to the Purchase Agreement is hereby replaced with the amended Exhibit D attached as Appendix 4 to this Amendment.

(b)        The existing Exhibit E to the Purchase Agreement is hereby replaced with the amended Exhibit E attached as Appendix 5 to this Amendment.

(c)        The existing Section 5.3(b) of the Disclosure Schedule, referred to in the Purchase Agreement as the "Production Schedule", is hereby replaced with the amended Section 5.3(b) of the Disclosure Schedule attached as Appendix 6 to this Amendment.

            (d)        The existing Section 5.8(a) of the Disclosure Schedule is hereby replaced with the amended Section 5.8(a) of the Disclosure Schedule attached as Appendix 7 to this Amendment.

3.         Other Amendments to the Purchase Agreement.   The following amendments to the Purchase Agreement are effective retroactive to the execution of the Purchase Agreement:

(a)        Section 1.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(a)      the leasehold and subleasehold interests of Seller in the real property comprising the Acquired Locations (including leasehold and subleasehold interests related to the satellite office of a Business Location (as such satellite offices are identified on Exhibit A) if the relevant Business Location is an Acquired Location), together with all interests of Seller in the buildings, structures, installations, fixtures, and other improvements situated thereon and all easements, rights of way, and other rights, interests, and appurtenances of Seller therein or thereunto pertaining (collectively, "Leased Real Estate");".

            (b)        Section 1.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(b)      all real estate lease and sublease agreements to which Seller is a party (including lease and sublease agreements for the satellite offices, if any, of Business Locations which are Acquired Locations) to the extent relating exclusively to the Leased Real Estate (collectively, "Real Estate Leases");".

(c)        Section 1.1(h) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(h)      to the extent transferable, all other contracts and agreements (other than Transferred Customer Contracts, Transferred Employee Contracts and Employee Contracts relating to Non-Transferred SOI Employee Indebtedness described in Section 1.1(g), Real Estate Leases, Personal Property Leases, contracts for utilities services at the Leased Real Estate, contracts for the telephone numbers described in Section 1.1(e), Seller's Plans and other benefits plans, programs or policies of Seller or its affiliates, and contracts and agreements entered into pursuant thereto or in connection therewith) to which Seller is a party with an unaffiliated third party, to the extent exclusively related to the Business as conducted at the Acquired Locations (collectively, "Branch Contracts");".

            (d)        The last sentence of Section 1.6(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"After the Initial Recruiting Period, Seller and Buyer shall use their reasonable efforts to cause mutually agreed representatives of both Seller and Buyer to meet in person or otherwise communicate (subject to the same conditions and limitations on such communications during the Initial Recruiting Period described above in this Section 1.6(a)) with all Employees employed at an Acquired Location or Partially Acquired Location (other than Excluded Employees at such Partially Acquired Locations) with whom Buyer and Seller did not meet or otherwise communicate during the Initial Recruiting Period (if any) in order to advise them of the transactions contemplated by this Agreement, including the proposed transfer of their employment to Buyer and the general terms of their proposed transition, compensation and benefits.  Buyer and Seller shall use reasonable efforts to cause each such Employee to deliver to Buyer or Seller an executed Statement of Intention prior to the relevant Closing at which Buyer will acquire the Branch Assets and Branch Liabilities of the Acquired Location or Partially Acquired Location at which such Employee is employed or located.  After the Initial Recruiting Period, Buyer and Seller shall continue to deliver to each other copies of any and all executed Statements of Intention received by them, no less frequently than weekly to the extent reasonably practicable."

            (e)        The last sentence of Section 1.6(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"Notwithstanding anything to the contrary in Sections 1, 2, or 3, but subject to Section 1.6(c), the Assets and Assumed Liabilities shall not include any assets or liabilities of the Business to the extent primarily or solely related to or located at any Excluded Location, and the Employees employed or located, and Customers whose Customer Contracts are solely or primarily serviced by Employees employed or located, at an Excluded Location shall not be eligible to become Transferred Employees or Transferred Customers (except, in the case of Customers, if and to the extent the relevant Customer is also a Customer with accounts serviced by or credited to an Eligible Employee primarily employed or located at a separate Acquired Location or Partially Acquired Location)."

            (f)        Section 1.8 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"1.8    Matters Relating to Non-Transferred SOI Employees.  If Seller becomes aware that any Employee (other than an Excluded Employee) who has executed and delivered a Statement of Intention has commenced or accepted employment with any third party entity within the financial services industry, or has become, or has agreed to become, affiliated with any such entity, in either case on or before the relevant Closing Date for Buyer's acquisition of Branch Assets and Branch Liabilities related to the Business Location at which such Employee was primarily employed or located (each, a "Non-Transferred SOI Employee"), then Seller shall promptly notify Buyer in writing upon becoming aware of such fact, but, whether or not so notified by Seller, Buyer shall acquire, at the relevant Closing, the Employee Contracts related to the Non-Transferred SOI Employee Indebtedness of such Non-Transferred SOI Employee who had been employed or located at the Acquired Locations or Partially Acquired Locations being acquired at such Closing, and Seller shall not seek to enforce or collect payment on any such Employee Contract(s) evidencing such Non-Transferred SOI Employee Indebtedness without the written consent of Buyer.  The Employee Contracts with respect to such Non-Transferred SOI Employee Indebtedness shall be included in the Assets and Assumed Liabilities sold by Seller and acquired by Buyer at the relevant Closing for the Branch Assets and Branch Liabilities of the Business Location at which such Non-Transferred SOI Employee was primarily employed or located.  For each Non-Transferred SOI Employee at a Partially Acquired Location as to which Buyer acquires such Non-Transferred SOI Employee Indebtedness, Buyer shall also pay the relevant Transferred Employee Amount (as provided in Section 3.1) at the relevant Closing for such Non-Transferred SOI Employee, notwithstanding that such Non-Transferred SOI Employee is not a Transferred Employee."

            (g)        Section 2.1(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(b)      Subject to Section 2.3(e), all obligations of Seller or its affiliates arising on or after the relevant Closing Date to make performance, milestone or Back-End Bonus payments, or grant releases of indebtedness, to any Transferred Employees pursuant to Transferred Employee Contracts that are "Employee Forgivable Loans" or under the Employee Contracts set forth in Section 3.2(b) of the Disclosure Schedule that are Transferred Employee Contracts;".

(h)        Section 2.3(e) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(e)      any payment obligations relating to compensation, cash commissions, transition payments, cash awards, incentive payments and bonuses that are due and payable to Transferred Employees before the relevant Closing Date at which they become Transferred Employees, except if and solely to the extent included by Seller as a liability in calculating the Net Value Amount for the relevant Closing for purposes of Section 3.2(a) or as expressly provided in Section 10;"

(i)         Section 3.1(b)(ii)(A) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(A)     the Base Acquisition Consideration (as re-calculated upwards as of such Subsequent Closing Date, taking into account all Employees who have become Transferred Employees or Non-Transferred SOI Employees as of all prior Closing Dates), less the aggregate amount of all Base Acquisition Consideration paid at previous Closings; provided, however, that the Base Acquisition Consideration payable at any Subsequent Closing Date shall never be a negative number; plus".

            (j)         The definition of "Base Acquisition Consideration" in Section 3.1(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

" "Base Acquisition Consideration" means:  (i) $21,500,000, if Employees of Seller who are responsible, in the aggregate, for more than 70% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have become Transferred Employees or Non-Transferred SOI Employees as of the relevant Closing Date and all prior Closing Dates (if any) combined; (ii) $16,125,000, if Employees of Seller who are responsible, in the aggregate, for more than 50% and not more than 70% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have become Transferred Employees or Non-Transferred SOI Employees as of the relevant Closing Date and all prior Closing Dates (if any) combined; (iii) $10,750,000, if Employees of Seller who are responsible, in the aggregate, for more than 25% and not more than 50% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have become Transferred Employees or Non-Transferred SOI Employees as of the relevant Closing Date and all prior Closing Dates (if any) combined; (iv) $5,375,000, if Employees of Seller who are responsible, in the aggregate, for 25% or less of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have become Transferred Employees or Non-Transferred SOI Employees as of the relevant Closing Date and all prior Closing Dates (if any) combined; provided, however, that in no event shall the Base Acquisition Consideration payable on the Initial Closing Date be less than the Minimum Acquisition Price."

(k)        The definition of "Minimum Acquisition Price" in Section 3.1(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

" "Minimum Acquisition Price" means:  (i) $21,500,000, if Employees of Seller who are responsible, in the aggregate, for more than 70% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date; (ii) $16,125,000, if Employees of Seller who are responsible, in the aggregate, for more than 50% and not more than 70% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date; (iii) $10,750,000, if Employees of Seller who are responsible, in the aggregate, for more than 25% and not more than 50% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date; and (iv) $5,375,000, if Employees of Seller who are responsible, in the aggregate, for 25% or less of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date; provided, however, that the production for any Employees who have otherwise signed Statements of Intention but who are located at Business Locations listed on Exhibit D hereto which are Excluded Locations pursuant to Section 1.6 shall be disregarded for purposes of computing the aggregate production percentages in each of (i)-(iv) above.  By way of example and for illustration purposes only, if Employees representing 72% of the total production of the Business Locations listed on Exhibit D hereto (as determined based upon the Production Schedule) have executed and delivered Statements of Intention on or prior to the Excluded Location Notice Date, but 4% of such production is represented by Employees who are located at Excluded Locations, the Minimum Acquisition Price shall be $16,125,000."

(l)         Section 3.2(b)(ii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(ii)       As additional Acquisition Consideration, Buyer shall pay Seller in accordance with this Section 3.2(b) an amount (the "Year 2 Earn-Out Amount"), which shall not be less than zero, equal to (A) 15% of all Compensable Revenues for the one-year period beginning on the day immediately following the end of the Year 1 Earn-Out Period and ending on the first anniversary of such date (the "Year 2 Earn-Out Period"), less (B) an amount equal to the Year 2 Reduction Amount (as defined below), less (C) an amount equal to the Year 2 Back-End Bonus Amount (as defined below), less (D) an amount equal to the Back-End Bonus Carryover Amount (as defined below)."

(m)       The definition of "Compensable Revenues" in Section 3.2(b)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

" "Compensable Revenues" means, with respect to the relevant Earn-Out Period (as defined below), the aggregate revenue credited in accordance with Buyer's standard FA "grid" for purposes of Financial Advisor compensation, as in effect from time to time during such Earn-Out Period (A) in respect of all Transferred Customers and their accounts with Buyer or its affiliates (whether opened with Seller and transferred to Buyer at a Closing or opened with Buyer or its affiliates after the Initial Closing Date), and (B) all other customer and client accounts opened after the Initial Closing Date by or with Transferred Employees while employed or engaged by Buyer or its affiliates (even if and after such Transferred Employees thereafter leave the employ of Buyer or its affiliates); provided, however, that Compensable Revenues shall (x) not include compensable revenues from customer accounts of Buyer existing prior to the Initial Closing Date, whether or not managed by Transferred Employees after the Initial Closing Date, and (y) be calculated by Buyer with respect to Transferred Employees on a basis no less favorable than Buyer uses to determine such compensation for its own equivalent employees generally."

(n)        The definition of "Year 1 Back-End Bonus Amount" in Section 3.2(b)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

" "Year 1 Back-End Bonus Amount" means 50% of the aggregate amount of all Back-End Bonuses payable under the Transferred Employee Contracts set forth on Section 3.2(b) of the Disclosure Schedule (pursuant to the terms of such Employee Contracts as of the relevant Closing Date, subject only to modifications or amendments to such Employee Contracts entered into by Buyer that reduce the Back-End Bonus amounts otherwise payable thereunder) to the extent actually paid by Buyer to the relevant Transferred Employees during the Year 1 Earn-Out Period."

(o)        The definition of "Year 2 Back-End Bonus Amount" in Section 3.2(b)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

" "Year 2 Back-End Bonus Amount" means 50% of the aggregate amount of all Back-End Bonuses payable under the Transferred Employee Contracts set forth on Section 3.2(b) of the Disclosure Schedule (pursuant to the terms of such Employee Contracts as they exist as of the relevant Closing Date, subject only to modifications or amendments to such Employee Contracts entered into by Buyer that reduce the Back-End Bonus amounts otherwise payable thereunder) to the extent actually paid by Buyer to the relevant Transferred Employees during the Year 2 Earn-Out Period."

(p)        The following definition is added to Section 3.2(b)(iii) of the Purchase Agreement:

" "Back-End Bonus Carryover Amount" means the portion of the Year 1 Back-End Bonus Amount (if any) that could not be offset against the Year 1 Earn-Out Amount pursuant to Section 3.2(b)(i)(D) because (and only if) the sum of the amounts described in clauses (B), (C) and (D) of Section 3.2(b)(i) exceeded the amount described in Section 3.2(b)(i)(A)."

            (q)        Section 4.2(a)(iv) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(iv)      Conversion.  Buyer shall (i) have completed to Buyer's reasonable satisfaction tests for the Conversion to be effected in connection with the Initial Closing, and (ii) be ready and able in connection with such initial Conversion, to Buyer's reasonable satisfaction, to convert Transferred Customer accounts and Transferred Customer Property being acquired at the Initial Closing, and to convert and receive the related Transferred Customer information, successfully and orderly onto Buyer's operating platforms on a same day basis or within such other time period as Buyer and Seller may mutually agree."

            (r)        Section 6.2(d) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(d)      except as set forth below in this Section 6.2, terminate any material contracts to be included in the Assets assigned to Buyer, or amend or modify in any material respect any of its existing material contracts to be included in the Assets assigned to Buyer, in either case other than in the Ordinary Course of Business;"

            (s)        Section 6.4(c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(c)      Notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, this Agreement shall not constitute an assignment of, or an agreement to assign, any Customer Contract, Customer Indebtedness, Customer Property, or other Customer account or relationship if (i) the relevant Customer objects to the assignment, (ii) if affirmative consent from the Customer is required for the assignment and such consent is not obtained, or (iii) to the extent that such Customer Contract, Customer Indebtedness, Customer Property or other Customer account or relationship is primarily maintained or serviced at or by, or primarily credited to, an Excluded Employee or Excluded Location."

            (t)         Section 6.8(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(b)      The covenants contained in Sections 6.5, 6.6, 6.7 and 6.10 shall survive (subject, if applicable, to any time period specified in such Sections) each and any Closing in accordance with their terms (notwithstanding any subsequent termination of future or additional Closings in accordance with Section 15) and, in the case of the covenants in Sections 6.5 and 6.7 shall survive any termination of this Agreement prior to the occurrence of the Initial Closing in accordance with Section 15 (subject, if applicable, to any time period specified in such Sections), and Seller acknowledges that, without prejudice to other remedies available at law, Buyer shall be entitled to equitable or injunctive relief in the event of a breach or threatened breach of such provisions, without the requirement of posting a bond.

(u)        Section 6.11 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"6.11  Certain Obligations of the Seller under the Statements of Intention.  Seller shall provide to Transferred Employees continued vesting of certain unvested benefits under Seller's benefits plans as described under Paragraph 2(d) of Exhibit A to the Statement of Intention, and will satisfy Seller's obligations under Section 2(g) of Exhibit A to the Statement of Intention, in each case subject to the terms and conditions set forth in Exhibit A to the Statement of Intention and subject to the terms and conditions of the Seller's benefits plans."

            (v)        Section 8.10(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"(b)      The covenants contained in Sections 8.2, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9 and 8.11 shall survive (subject, if applicable, to any time period specified in such Sections) each and any Closing (notwithstanding any subsequent termination of future or additional closings in accordance with Section 15) and, in the case of the covenants in Sections 8.4, 8.5,  8.6, and 8.8 shall survive the termination of this Agreement prior to the occurrence of the Initial Closing in accordance with Section 15 (subject, if applicable, to any time period specified in such Sections), and Buyer acknowledges that, without prejudice to other remedies available at law, Seller shall be entitled to equitable or injunctive relief in the event of a breach or threatened breach of such provisions, without the requirement of posting a bond."

            (w)       The reference to "Section 1.6(b)" in Section 9.3 of the Purchase Agreement is hereby amended to read "Section 1.6(d)".

            (x)        The second to last sentence of Section 10.1(a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"Without the prior written consent of Seller, Buyer shall not hire any Employee other than Eligible Employees who execute and deliver a Statement of Intention prior to the relevant Closing Date."

(y)        Section 10.8 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

"10.8    Conditional Variable Compensation Plan.   To the extent that, in connection with becoming a Transferred Employee, any Transferred Employee forfeits benefits under the Conditional Variable Compensation Plan of Seller or its affiliates ("CVCP Benefits"), which such benefits are identified in Section 5.8(a) of the Disclosure Schedule for each Employee who is entitled to such benefits, Buyer shall provide reasonably equivalent replacement incentive compensation for each such Transferred Employee; provided, however, that in no event shall Buyer be obligated to provide any Transferred Employee with replacement incentive compensation for any lost CVCP Benefits in an amount or with a value in excess of the CVCP Benefits listed for the relevant Employee in Section 5.8(a) of the Disclosure Schedule. "

            (z)        Section 13 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

13.       Assignment.  Neither this Agreement nor the rights of a party hereunder shall be assignable or transferable by Buyer or Seller without the prior written consent of the other party hereto, which consent may be withheld in a party's sole discretion; provided, however, that either party shall be permitted to assign its rights hereunder to any affiliate of such party, or any acquiror of such party or all or substantially all of its business or assets, in either case upon at least 10 business days' prior written notice to the other party; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder.

(aa)      Sections 15.2(b) and 15.2(c) of the Purchase Agreement are hereby amended and restated in their entireties as follows:

"(b)      all non‑public information and proprietary information received by Buyer or Seller from the other party hereto shall be treated in accordance with the Confidentiality Agreement, Section 6.5 and Section 8.5 of this Agreement, as applicable, each of which shall remain in full force and effect in accordance with the terms thereof notwithstanding the termination of this Agreement; and

(c)        the following provisions shall survive such termination in accordance with their terms (subject, if applicable, to any time period specified in such Sections):  (i) Sections 6.5, 6.7, and 6.8; (ii) Sections 8.4, 8.5, 8.6, and 8.10; (iii) Section 9.2; and (iv) Sections 13, 14, 15, 16, 17, 18, 23 and 24; and"

(bb)      The definition of "Acquired Locations" in Section 27 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

" "Acquired Locations" means all Business Locations (including with respect to any Business Location, the satellite office of such Business Location (if any) listed on Exhibit A), other than the Business Locations listed on the schedule of Excluded Locations, attached hereto as Exhibit B-1, or on the schedule of Partially Acquired Locations, attached hereto as Exhibit B-2, as the same may be amended or updated from time to time in accordance with this Agreement."

(cc)      The definition of "Employee Contracts" in Section 27 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

" "Employee Contracts" all employment, compensation, loan, retention, termination and severance agreements, and other contracts, agreements and instruments (including "Employee Forgivable Loan" documents and any related "transaction" agreements) relating to the ongoing employment relationships and compensation of Employees with or by Seller, excluding (a) Seller's Plans, other benefits plans, programs or policies of Seller or its affiliates, and contracts and agreements thereunder or entered into pursuant thereto, (b) any and all rights of Seller and/or its affiliates pursuant to or under any and all non-competition, non-solicitation, non-disclosure, non-disparagement, and/or intellectual property and proprietary rights ownership and assignment covenants or agreements with Employees, and (c) Seller's and its affiliates' rights under Employee Releases."

            (dd)      The definition of "Selected Branch Assets" in Section 27 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

" "Selected Branch Assets" means, with respect to a Partially Acquired Location, Transferred Employee Contracts, Transferred Employee Indebtedness, Transferred Customer Contracts, Transferred Customer Indebtedness, Transferred Customer Property, and the prepaid Taxes, compensation and expenses related exclusively to the foregoing Selected Branch Assets, and the balances under Seller's Flex Plans related exclusively to the foregoing Selected Branch Assets, in each case (as more specifically described in Section 1.1), but specifically excluding Excluded Branch Assets."

            (ee)      The following definition is added to Section 27 of the Purchase Agreement:

 " "Back-End Bonus" means any obligation arising on or after the relevant Closing Date to make a payment (whether in cash, securities or a combination thereof and whether pursuant to a deferred compensation plan of Seller or otherwise) to an Employee under an Employee Contract, whether on an individual basis or on a team basis, that is either or both: (i) based on achieving or maintaining, at a certain point in time occurring after the relevant Closing Date or over a certain period of time after or extending past the relevant Closing Date, a threshold of assets under management at or above a certain level for such individual or team; or (ii) based upon achieving or maintaining, at a certain point in time occurring after the relevant Closing Date or over a certain period of time after or extending past the relevant Closing Date,  a threshold of compensable production for such individual or team at or above a certain level for such individual or team."

            4.         Additional Agreement.   Seller acknowledges that it has used its reasonable efforts to identify in Section 3.2(b) of the Disclosure Schedule all Employee Contracts (including, without limitation, all Employee Contracts for Employees employed or located at the Additional Branch Offices) that, to its Knowledge, currently provide for a Back-End Bonus that (if the relevant Employee Contract becomes a Transferred Employee Contract) may become payable by Buyer after the relevant Closing Date.  In the event that following the relevant Closing, Buyer becomes aware that a Transferred Employee Contract not otherwise listed in Section 3.2(b) of the Disclosure Schedule provides for a Back-End Bonus that may become payable by Buyer after the relevant Closing Date, Buyer shall provide Seller a copy of such Transferred Employee Contract.  If Buyer and Seller mutually agree in writing, each acting reasonably and in good faith, that such Transferred Employee Contract in fact provided for a Back-End Bonus as of the relevant Closing Date and accordingly should have otherwise been included in the Section 3.2(b) of the Disclosure Schedule had Seller had Knowledge of the Back-End Bonus provision(s) thereof, then such Transferred Employee Contract shall be deemed to be included in Section 3.2(b) of the Disclosure Schedule as if originally set forth therein, and any payments made by Buyer to the relevant Transferred Employee in respect of such Back-End Bonus obligation (pursuant to the terms of the relevant Transferred Employee Contract as they exist as of the relevant Closing Date, subject only to modifications or amendments to such Transferred Employee Contract entered into by Buyer that reduce the Back-End Bonus amounts otherwise payable thereunder) shall be incorporated into the calculation of the Year 1 Back-End Bonus Amount and/or the Year 2 Back-End Bonus Amount, as the case may be, if and to the extent the relevant Back-End Bonus is payable and paid by Buyer during the relevant Earn-Out Period.

5.         No Other Amendments.  Except as expressly set forth above, all of the terms and provisions of the Purchase Agreement remain in full force and effect unchanged.

6.         Capitalized Terms.  Capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to them in the Purchase Agreement.

7.         Counterparts.  This Amendment may be executed in one or more counterparts, each of which (including counterparts delivered by facsimile or e-mail) shall constitute the executing party's original binding agreement, but all of which together shall constitute one and the same instrument.

8.         Governing Law.  This Amendment and the rights and obligations of the parties hereunder shall be governed by, interpreted, and enforced in accordance with the laws of the State of New York (without giving effect to its conflict of laws principles).  Section 24 of the Purchase Agreement shall be deemed to apply with respect to this Amendment.

[Signature Page Follows]

In Witness Whereof, the parties hereto have executed, or have caused their duly authorized representatives to execute, this Amendment No. 1 to Asset  Purchase Agreement as of the date first set forth above.

SELLER:
UBS FINANCIAL SERVICES INC.
By: Name: James D. Price Title: Head, Wealth Management Advisor Group, US
By: Name: Diane Frimmel Title: Chief Operations Officer
BUYER:
Stifel, Nicolaus & Company, Incorporated
By: Name Title: